Exhibit 99.7

Procedures for Submitting Tender Instructions for Viacom Stock

Held in a Viacom-sponsored 401(k) Plan (a “401(k) Plan”)

The exchange offer described in the enclosed Prospectus-Offer to Exchange is the mechanism by which Viacom Inc. (“Viacom”) plans to dispose of its ownership in Blockbuster Inc. (“Blockbuster”). The exchange offer allows Viacom stockholders to exchange (tender) shares of Viacom Class A and/or Class B common stock (“Viacom Stock”) for a combination of shares of Blockbuster Class A and Class B common stock (“Blockbuster Stock”) that are owned by Viacom.

Participation in the exchange offer is completely voluntary on the part of Viacom stockholders. As a holder of Viacom Stock through your 401(k) Plan account, you are entitled to direct Mellon Bank, N.A. (“Mellon”), the trustee of the 401(k) Plans, to tender some, all or none of your shares of Viacom Stock in exchange for shares of Blockbuster Stock. Mellon will not tender any of the shares of Viacom Stock held in your 401(k) Plan account if you do not direct them to do so by following the procedures described in these materials. Your participation in the exchange offer will not affect your ongoing investment elections for your 401(k) Plan account (including any ongoing contributions to the Viacom Stock Fund).

This document describes the special rules that apply only to stockholders who hold shares of Viacom Stock in a 401(k) Plan account. In addition to this document, the following documents are included in this package: a Prospectus-Offer to Exchange dated September 8, 2004, the related Letter of Transmittal, the Letter from Mellon and the Instructions to Tender. These documents contain important information about the exchange offer, including the number and class of shares of Blockbuster Stock you may receive for each share of Viacom Stock tendered and the terms and conditions of Viacom’s exchange offer, and you are strongly encouraged to read them carefully before deciding whether to tender your shares of Viacom Stock. You also may want to consult with your tax and/or investment advisor before making a final decision.

This document is not designed to encourage you to tender or refrain from tendering shares of Viacom Stock held in your 401(k) Plan account. None of Viacom, Blockbuster, their respective Boards of Directors, Mellon, MIS or any of the 401(k) Plan fiduciaries is making any recommendation regarding whether you should tender or refrain from tendering your shares of Viacom Stock in the exchange offer.

If you have any questions about the tender of shares of Viacom Stock held in your 401(k) Plan account, please call Mellon Investor Services LLC (“MIS”), an affiliate of Mellon and the Communications Agent at 877-698-6865 (toll-free) in the United States or (201) 373-5156 (collect) elsewhere. If you decide to tender shares of Viacom Stock held in your 401(k) Plan account, you must submit your tender instructions to MIS, which will process them on Mellon’s behalf. If you have any general questions about the exchange offer, please call the Information Agent, MacKenzie Partners, Inc. at (800) 322-2885 (toll-free) in the United States or (212) 929-5500 (collect) elsewhere.

1.	You must submit separate tender instructions for the shares of Viacom Class A common stock and Viacom Class B common stock held in your 401(k) Plan account(s).

You may hold both Viacom Class A common stock and Class B common stock in your 401(k) Plan account(s). If this is the case and you wish to participate in the exchange offer, you must choose whether you would like to tender shares of Viacom Class A common stock and/or Class B common stock and submit separate tender instructions for each class you elect to tender. (You will receive a separate Instructions to Tender form for each class you hold in your 401(k) Plan account(s)). The procedures for submitting your tender instructions to MIS, as described in this document and the Letter from Mellon, are the same for both classes of Viacom Stock.

2.	The deadline for MIS to receive your instructions to tender the shares of Viacom Stock held in your 401(k) Plan account in the exchange offer is 12:00 midnight, New York City time, on October 1, 2004, unless the exchange offer is extended by Viacom.

The Letter from Mellon describes your options for instructing Mellon to tender the shares of Viacom Stock held in your 401(k) Plan account in the exchange offer. The deadline for MIS to receive your tender instructions (and for you to withdraw your tender instructions and, if you wish, submit new tender instructions) is 12:00 midnight, New York City time, on October 1, 2004, unless the exchange offer is extended by Viacom, in which case, the deadline for MIS to receive your tender instructions will also be extended as set forth in Section 9.

Note: For administrative purposes, the deadline for you to instruct Mellon to tender the shares of Viacom Stock held in your 401(k) Plan account in the exchange offer is two business days earlier than the deadline to tender shares of Viacom Stock not held in a 401(k) Plan.

MIS and Mellon will determine all questions as to the form and validity (including time of receipt) of all tender instructions, in their sole discretion, and their decisions shall be final and binding.

3.	You may tender shares of Viacom Stock held in both your Employee Contribution Account and your Employer Matching Contribution Account, subject to certain limitations.

All shares of Viacom Stock purchased with your before-tax and after-tax contributions are held in an employee contribution account in your 401(k) Plan (“Employee Contribution Account”) and are eligible for tender in the exchange offer. If you are 100% vested in your employer matching contribution account (“Employer Matching Contribution Account”) as described in Section 4 below, shares of Viacom Stock held in that account may also be tendered. If you choose to tender some but not all of the shares of Viacom Stock held in your 401(k) Plan account, the shares held in your Employee Contribution Account will be tendered first. If additional shares of Viacom Stock are needed to complete your tender instructions, the shares held in your Employer Matching Contribution Account will be tendered, to the extent needed and permitted. If your tender instructions authorize Mellon to tender your shares of Viacom Stock but do not indicate a specific number of shares, Mellon will tender (i) all of the shares of Viacom Stock held in your Employee Contribution Account and, (ii) if you are 100% vested in your Employer Matching Contribution Account, all of the shares of Viacom Stock held in your Employer Matching Contribution Account.

4.	You may not tender any of the shares of Viacom Stock held in your Employer Matching Contribution Account unless you are 100% vested in your Employer Matching Contribution Account prior to October 1, 2004, the deadline for MIS to receive your tender instructions.

You may not tender any shares of Viacom Stock held in your Employer Matching Contribution Account unless you are 100% vested in your Employer Matching Contribution Account prior to October 1, 2004. If the exchange offer is extended by Viacom, you may tender the shares of Viacom Stock held in your Employer Matching Contribution Account if you become 100% vested in your Employer Matching Contribution Account by such extended deadline as set forth in Section 9.

If you become 100% vested in your Employer Matching Contribution Account between the commencement of the exchange offer and October 1, 2004 (or any extended deadline), you may request exchange offer documents from MIS at 877-698-6865 (toll-free) in the United States or (201) 373-5156 (collect) elsewhere.

You may tender any shares of Viacom Stock held in your Employee Contribution Account regardless of the vesting status of your Employer Matching Contribution Account.

5.	If you choose to participate in the exchange offer, you must specify in your tender instructions (i) the exact number of shares of Viacom Stock you wish to tender or (ii) elect to tender “all” of your shares.

The number of shares of Viacom Stock that you elect to tender must be stated as a specific number of shares (which can include a fractional share), broken into the number of Viacom Class A shares and Class B shares or as “all” of your shares of Viacom Stock. In other words, you may not express your tender instructions as a percentage or as a dollar amount.

If your tender instructions indicate that “all” of your shares of Viacom Stock should be tendered, any additional shares of Viacom Stock added to your 401(k) Plan account after the beginning of the exchange offer will also be tendered on your behalf. Additionally, if you do not indicate the number of shares you wish to tender, then all of the shares of Viacom Stock held in your 401(k) Plan account as of the deadline for MIS to receive your tender instructions will be tendered on your behalf, subject to the limitations set forth in Section 4.

6.	Certain rules apply if the number of shares of Viacom Stock held in your 401(k) Plan account decreases or increases after you submit your tender instructions.

Between the time you submit your tender instructions and October 1, 2004, the deadline for MIS to receive your tender instructions, the number of shares of Viacom Stock held in your 401(k) Plan account may change (for example, through fund transfers or ongoing contributions).

If the number of shares of Viacom Stock held in your 401(k) Plan account on October 1, 2004 is less than the number of shares you elected to tender, the lower number of shares will be submitted for tender in the exchange offer.

If the number of shares of Viacom Stock held in your 401(k) Plan account on October 1, 2004 is greater than the number of shares you elected to tender, the number of shares to be tendered will be determined as follows:

•	If you indicated that “all” of the shares of Viacom Stock held in your 401(k) Plan account should be tendered, any additional shares credited to your 401(k) Plan account after you submit your tender instructions will be tendered.

•	If you indicated that you wish to tender a specific number of shares of Viacom Stock but did not indicate that “all” of the shares of Viacom Stock held in your 401(k) Plan account should be tendered, only the specific number of shares will be tendered. If you wish to have these additional shares of Viacom Stock included, you must withdraw your previously submitted tender instructions and submit new tender instructions to MIS following the procedure set forth in Section 7 below.

If the exchange offer is extended by Viacom, the number of shares of Viacom Stock held in your 401(k) Plan account for purposes of this Section 6 will be determined as of the extended deadline for MIS to receive your tender instructions as set forth in Section 9.

7.	You may withdraw or change your tender instructions at any time prior to the deadline.

You may withdraw or change your tender instructions at any time so long as the notice of withdrawal (and, if applicable, new tender instructions) are received by MIS prior to 12:00 midnight, New York City time, on October 1, 2004. To do so, you must revoke your previously submitted tender instructions by sending a written notice of withdrawal to MIS at Mellon Investor Services LLC, Attn: Reorganization Department, P.O. Box 3301, South Hackensack, NJ 07606 or by fax to (201) 296-4293. The notice of withdrawal must include your name, address, one or more 9-digit Personal Identification Numbers (PIN) (found on the Instructions to Tender form(s)) that correspond to the class(es) of Viacom Stock you wish to withdraw from the exchange offer, and instructions to withdraw your previously submitted tender instructions. Since you may hold both

Viacom Class A common stock and Class B common stock in your 401(k) Plan account(s), you will need to provide withdrawal instructions for each class of Viacom Stock you wish to withdraw by using the appropriate PINs. If you choose to withdraw, all of the shares of Viacom Stock of the class that corresponds to the PIN(s) on the notice of withdrawal will be withdrawn. If you do not provide a PIN number on your notice of withdrawal, all of the shares you elected to tender (regardless of class) will be withdrawn from the exchange offer. If you then wish to submit new tender instructions, you may request a new Instructions to Tender form by calling MIS at 877-698-6865 (toll-free) in the United States or (201) 373-5156 (collect) elsewhere or you may log on to the MIS website at https://www.corporate-action.net/viacom using the 9-digit Personal Identification Number (PIN) found on the Instructions to Tender form(s) and submit your new tender instructions online.

NOTE: BEFORE YOU SUBMIT NEW TENDER INSTRUCTIONS, YOU MUST REVOKE YOUR PREVIOUSLY SUBMITTED TENDER INSTRUCTIONS BY SENDING A WRITTEN NOTICE OF WITHDRAWAL TO MIS. DO NOT TENDER MULTIPLE TIMES WITHOUT VALIDLY WITHDRAWING THE PRIOR TENDER INSTRUCTIONS. THE FIRST TENDER INSTRUCTIONS PROPERLY SUBMITTED (AND NOT VALIDLY WITHDRAWN) AND RECEIVED BY MIS PRIOR TO 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 1, 2004 (OR, IN THE EVENT OF AN EXTENSION, THE DATE DETERMINED AS SET FORTH IN SECTION 9) WILL BE THE TENDER INSTRUCTIONS RECOGNIZED BY MIS AND MELLON.

If the exchange offer is extended by Viacom, you will again be able to withdraw and change your tender instructions until 12:00 midnight, New York City time, two business days prior to the expiration of the exchange offer as publicly announced by Viacom (e.g., 12:00 midnight, New York City time on the 8th business day assuming a 10 business day extension). You may also submit new tender instructions until that deadline.

MIS and Mellon will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal and any new tender instructions, in their sole discretion, and their decisions shall be final and binding.

8.	Shares of Viacom Stock tendered in the exchange offer will be withdrawn from your 401(k) Plan account for tender in the exchange offer.

The shares of Viacom Stock held in your 401(k) Plan account that you elect to tender in the exchange offer will be withdrawn from your 401(k) Plan account for tender in the exchange offer (and unavailable for transactions) as of 12:00 midnight, New York City time, on October 1, 2004 (or, in the event of an extension, the date determined as set forth in Section 9). The shares of Viacom Stock held in your 401(k) Plan account that you do not elect to tender will not be withdrawn from your 401(k) Plan account, and you will be able to perform transactions with respect to the untendered shares of Viacom Stock (as well as your other holdings in your 401(k) Plan account) as you do now in accordance with the terms of your 401(k) Plan.

9.	Viacom may extend the exchange offer in its sole discretion.

Viacom may elect to extend the exchange offer for any reason by issuing a press release or other public announcement by 9:00 a.m., New York City time, the morning after the original expiration date for the exchange offer. In the event the exchange offer is extended, the deadline for instructing Mellon to tender the shares of Viacom Stock held in your 401(k) Plan account will also be extended. The new deadline for MIS to receive your tender instructions will be 12:00 midnight, New York City time, two business days prior to the extended expiration of the exchange offer as publicly announced by Viacom (e.g. 12:00 midnight, New York City time, on the 8th business day assuming a 10 business day extension) (the “New Deadline”).

In the event of an extension, the shares of Viacom Stock withdrawn from your 401(k) Plan account pursuant to your tender instructions will be returned to your 401(k) Plan account promptly after the announcement of the extension. You will then be able to withdraw or change your tender instructions as set forth in Section 7 until the New Deadline. If you do not wish to withdraw or change your tender instructions, you do not need to do anything during the extension period. Any shares of Viacom Stock that you have instructed MIS to tender as of the New Deadline will be withdrawn from your 401(k) Plan account (and unavailable for transactions) on the New Deadline for tender in the exchange offer. Please review the Prospectus-Offer to Exchange for more information on extensions, terminations or amendments of the exchange offer by Viacom.

10.	The shares of Viacom Stock you elect to tender may not be accepted by Viacom for exchange in certain circumstances.

The exchange offer is for up to an aggregate of 27,961,165 shares of Viacom Stock. In the event that more shares of Viacom Stock are tendered in the exchange offer, the shares of Viacom stock that are tendered will be accepted for exchange on a pro rata basis.

On the other hand, Viacom does not have to complete the exchange offer unless at least 16,776,699 shares of Viacom Stock are tendered. If the exchange offer is undersubscribed, or if other conditions for completion of the exchange offer that are described in the Prospectus-Offer to Exchange are not met prior to the expiration of the exchange offer, Viacom will not be required to accept any tendered shares.

Any shares of Viacom Stock that are withdrawn from your 401(k) Plan account pursuant to your tender instructions, but that are not accepted for exchange due to proration or non-completion of the exchange offer by Viacom, will be returned to your 401(k) Plan account within 24 hours of Mellon receiving notice of such proration or non-completion.

11.	The shares of Blockbuster Stock you will receive in the exchange offer will be credited to your 401(k) Plan account as soon as practicable after the expiration of the exchange offer.

As with all stockholders who tender shares of Viacom Stock in the exchange offer, it is anticipated that Mellon will receive the shares of Blockbuster Stock in settlement of the tendered shares of Viacom Stock as soon as practicable (approximately 5-7 business days) after the expiration of the exchange offer. Mellon will deposit the appropriate number of shares of Blockbuster Stock in your 401(k) Plan account within 24 hours of receiving the shares from the Exchange Agent. Depending on the number of shares of Viacom Stock you elect to tender (and which are accepted) in the exchange offer, you may receive fractional shares of Blockbuster Stock in your 401(k) Plan account.

12.	You will be free to sell the Blockbuster Stock credited to your 401(k) Plan account unless you have previously been notified by Viacom that you are subject to other restrictions.

The shares of Blockbuster Stock that are credited to your 401(k) Plan account as a result of the exchange offer will be held in the Blockbuster Class A Stock Fund and the Blockbuster Class B Stock Fund. Unless you have previously been notified by Viacom that you are subject to other restrictions (such as preclearance requirements), you will be free to sell the shares of Blockbuster Stock held in these funds, subject to the terms and conditions of your 401(k) Plan. Any shares of Blockbuster Stock that you elect to sell will be subject to the same sales rules and fees that apply to sales of shares of Viacom Stock held in your 401(k) Plan account.

13.	Shares of Blockbuster Stock will not be available for purchase in your 401(k) Plan after the exchange offer ends.

You will not be able to purchase additional shares of Blockbuster Stock in your 401(k) Plan after the exchange offer ends. You will be permitted to transfer amounts out of the Blockbuster Class A and Class B Funds, but will not be permitted to transfer any new amounts into these funds.

14.	Any dividends paid on the shares of Blockbuster Stock held in your 401(k) Plan account will be invested in Viacom Class B common stock in the Viacom Stock Fund.

If Blockbuster pays any dividends on shares of Blockbuster Stock held in your 401(k) Plan account, the amount of such dividends will be used to purchase shares of Viacom Class B common stock for your 401(k) Plan account.

15.	The tax treatment of any shares of Blockbuster Stock credited to your 401(k) Plan account will generally be the same as the tax treatment of the shares of Viacom Stock.

You will not be subject to federal income tax when you tender any of the shares of Viacom Stock, or when the shares of Blockbuster Stock are credited to your 401(k) Plan account.

Any shares of Blockbuster stock credited to your 401(k) Plan account as a result of the exchange offer will generally have the same tax treatment as shares of Viacom Stock. Generally, shares of Viacom Stock are treated the following way: When you become eligible to receive a distribution from your 401(k) Plan account, you may elect to receive the shares of Viacom Stock that are held in your 401(k) Plan account “in kind.” In other words, you can receive the actual shares of Viacom stock in lieu of the cash value of that stock. The distribution of Viacom Class A or Class B common stock from the 401(k) Plan may be subject to special tax rules. In general, your tax basis in the shares of Viacom Stock held in your 401(k) Plan is the “cost” of the shares at the time the shares were contributed or transferred into your 401(k) Plan account. Any increase in the fair market value of the shares of Viacom Stock over the tax basis of that stock (the “net unrealized appreciation”) is not taxable while the shares of Viacom Stock are held in your 401(k) Plan account. If you receive a distribution of shares of Viacom Stock, the net unrealized appreciation at the time of the distribution is generally not taxed until the stock is subsequently sold. If you tender any of your shares of Viacom Stock in the exchange offer, your tax basis in the shares of Viacom Stock will be transferred to the Blockbuster Stock you receive and any net unrealized appreciation will be unaffected by the exchange.

16.	You may request more information about the tender of shares of Viacom Stock held in your 401(k) Plan account from MIS, the Communications Agent, and general information about the exchange offer from MacKenzie Partners, Inc., the Information Agent.

An “Information Agent” is available to answer your general questions about the exchange offer. However, the Information Agent cannot answer questions about your personal 401(k) account; only Mellon can do that. For more information regarding the exchange offer, you may call the Information Agent, MacKenzie Partners, Inc. at (800) 322-2885 (toll free) in the United States or (212) 929-5500 (collect) elsewhere. For information regarding your 401(k) Plan account, you may call MIS at 877-698-6865 (toll-free) in the United States or (201) 373-5156 (collect) elsewhere.